                                                                      Exhibit 11


                          DEAN WITTER, DISCOVER & CO.
                 COMPUTATION OF EARNINGS PER COMMON SHARE (1)

                                                                       Year Ended December 31,
                                                                       -----------------------
                                                                        1994     1995    1996
                                                                       -------  ------  ------

Net Income                                                              $740.9  $856.4  $951.4
                                                                        ======  ======  ======
Average common shares outstanding, excluding the dilutive
  effects of stock options and unissued stock awards                     341.0   340.3   328.7
                                                                        ======  ======  ======
Earnings per common share:
Primary dilution basis (2)

  Earnings per common share                                             $ 2.14  $ 2.44  $ 2.79
                                                                        ======  ======  ======
  Average common shares outstanding                                      346.7   350.7   341.2
                                                                        ======  ======  ======
Full dilution basis (3)

  Earnings per common share                                             $ 2.14  $ 2.44  $ 2.77
                                                                        ======  ======  ======
  Average common shares outstanding                                      346.7   350.9   343.3
                                                                        ======  ======  ======

(1)Earnings per common share and shares outstanding data have been restated to reflect the Company's two-for-one stock split.

(2)Earnings per common share on a primary dilution basis for the years ended December 31, 1994, 1995 and 1996 was calculated using the weighted average price per share of the Company's common stock during the period, and included the dilutive effects of stock options and unissued stock awards under deferred compensation plans.

(3)Earnings per common share on a full dilution basis for the years ended December 31, 1994, 1995 and 1996 was calculated using the greater of the period-end price per share of the Company's common stock or the weighted average price per share of the Company's common stock during the period and included the dilutive effects of stock options and unissued stock awards under deferred compensation plans.